                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                               Parlex Corporation
                                (Name of Issuer)

                             Common Stock, $0.10 Par
                         (Title of Class of Securities)

                                   701630 10 5
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


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


-----------------------------------------                                       ------------------------------------

CUSIP No. 701630 10 5                                     13G                   Page    2    of    6    Pages
         ------------                                                                -------    -------

-----------------------------------------                                       ------------------------------------

--------------------------------------------------------------------------------------------------------------------
          Name of Reporting Person

  1       S.S. or I.R.S. Identification No. of above person

                   Northern Trust Corporation                                    36-2723087
                   The Northern Trust Company                                    36-1561860
                   Northern Trust Investments, Inc.                              36-3608252

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          Check the appropriate box if a member of a group
  2

                   Not Applicable                                                         (a)[ ]
                                                                                          (b)[ ]

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          S.E.C. use only
  3

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          Citizenship or place of organization
  4

                   Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

--------------------------------------------------------------------------------------------------------------------
------------------------- -------- ---------------------------------------------------------------------------------
                                   Sole Voting Power

                            5
       Number of                              302,400
                          -------- ---------------------------------------------------------------------------------
                          -------- ---------------------------------------------------------------------------------
         shares                    Shared Voting Power
      beneficially          6
        owned by                               13,353
                          -------- ---------------------------------------------------------------------------------
                          -------- ---------------------------------------------------------------------------------
          each                     Sole Dispositive Power
       reporting            7
         person                                14,353
                          -------- ---------------------------------------------------------------------------------
                          -------- ---------------------------------------------------------------------------------
          with                     Shared Dispositive Power
                            8                       0
------------------------- -------- ---------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          Aggregate amount beneficially owned by each reporting person
  9                                  315,753

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          Check box if the aggregate amount in Row (9) excludes certain shares.

10                 Not Applicable

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          Percent of class represented by amount in Row 9
11                           5.01

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
          Type of reporting person
12
                   Northern Trust Corporation  HC

--------------------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement |_|.

1.    (a)  Parlex Corporation
           ------------------
           (Name of Issuer)

      (b)  One Parlex Place, Methuen, MA 01844
           -----------------------------------
           (Address of Issuer's Principal Executive Office)

2.    (a)  Northern Trust Corporation
           (Name of Person Filing)

      (b)  50 South LaSalle Street, Chicago, Illinois 60675
           ------------------------------------------------
           (Address of Person Filing)

      (c)  U.S. (Delaware Corporation)
           ---------------------------
           (Citizenship)

      (d)  Common Stock, $0.10 Par
           -----------------------
           (Title of Class of Securities)

      (e)  701630 10 5
           -----------
           (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b)(1)(ii)(G).

4.    (a)  315,753
           -------
           (Amount Beneficially Owned)

      (b)  5.01
           ----
           (Percent of Class)

      (c)  Number of shares as to which such person has:

           (i)         302,400
                   ---------------
                  (Sole Power to Vote or to Direct the Vote)

           (ii)         13,353
                   ---------------
                  (Shared Power to Vote or to Direct the Vote)

           (iii)        14,353
                   ---------------
                  (Sole Power to Dispose or Direct Disposition)

           (iv)              0
                   ---------------
                  (Shared Power to Dispose or Direct Disposition)

5.    If this  statement  is being  filed to report  the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:










7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

      The Northern Trust Company
      50 South LaSalle Street
      Chicago, IL  60675

      Northern Trust Investments, Inc.
      50 South LaSalle Street
      Chicago, IL  60675


8.    Identification and Classification of Members of the Group.

                                 Not Applicable.

9.    Notice of Dissolution of Group.

                                 Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               NORTHERN TRUST CORPORATION


                                               ---------------------------------
                                               By:  Perry R. Pero

DATED:  02-08-2002                             As its:  Vice Chairman

                             EXHIBIT TO SCHEDULE 13G
                       FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                             RE: Parlex Corporation

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                               NORTHERN TRUST CORPORATION

                                               ---------------------------------
                                               By:  Perry R. Pero

DATED:  02-08-2002                             As its:  Vice Chairman



The NORTHERN TRUST COMPANY


----------------------------------------
By: Perry R. Pero
As its Vice Chairman



NORTHERN TRUST INVESTMENTS, INC.


----------------------------------------
By:  Orie L. Dudley
As its Director